UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 24, 2014

Bank of the Ozarks, Inc.

(Exact name of registrant as specified in its charter)

Arkansas	0-22759	71-0556208
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17901 Chenal Parkway, Little Rock, Arkansas	72223
(Address of principal executive offices)	(Zip Code)

(501) 978-2265

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At the Bank of the Ozarks, Inc. (the “Company”) Annual Meeting of Shareholders held on May 19, 2014, the Company asked shareholders to vote on a non-binding resolution to approve the compensation for its named executive officers, which is commonly referred to as a “say-on-pay” vote. Shareholders approved the resolution with a 64% majority vote, a reduction from favorable votes of 96% in 2013 and 97% in 2012. The Personnel and Compensation Committee (“Compensation Committee”) and management believe the lower level of support was due primarily to the preferences of governance and proxy advisory firms for more performance based compensation. After careful consideration of the results on the say-on-pay vote, comments and suggestions expressed by certain shareholders and proxy advisory firms, the Company’s normal review of executive compensation and industry best practices, the Compensation Committee has made changes to the executive compensation programs for the second half of 2014 and plans to make similar changes for 2015. In particular, the Compensation Committee has determined to restructure portions of the equity and cash components of its executive compensation program to place greater focus on pre-established performance targets which are intended to reward long-term shareholder value creation.

On June 24, 2014, in connection with the changes made to the executive compensation programs, the Compensation Committee approved the Bank of the Ozarks, Inc. 2014 Stock-Based Performance Award Plan (“2014 Stock Incentive Plan”) and the Bank of the Ozarks, Inc. 2014 Executive Cash Bonus Plan (“2014 Cash Incentive Plan” and collectively with the 2014 Stock Incentive Plan, the “2014 Plans”). The Compensation Committee believes that subjecting a portion of the executive officer’s cash and equity compensation to achievement of pre-established performance targets, as provided under the 2014 Plans, will ensure the continued alignment of executive compensation, Company performance and strategic goal attainment.

Awards for the 2014 Plans will be calculated based on the financial results for the period beginning on July 1, 2014 and ending on December 31, 2014 (the “Performance Period”) and paid pursuant to the terms of each plan in the event the Company’s net income is above certain thresholds. Prior to the beginning of the Performance Period, the Compensation Committee will determine: (1) the eligible participants, (ii) the threshold(s) for each plan, and (iii) the maximum potential incentive of each participant. Following the Performance Period, the Compensation Committee shall determine whether and to what extent each performance target has been met and the amounts, if any, payable to each participant for the Performance Period. The Compensation Committee shall determine the actual amount of the award to each participant by applying negative discretion as the Compensation Committee deems appropriate. Awards paid to participants under the 2014 Stock Incentive Plan will be settled solely in shares of restricted stock that will vest 100% three years after the grant date and awards paid to participants under the 2014 Cash Incentive Plan will be settled solely in cash.

The foregoing summary is qualified in its entirety by reference to the 2014 Stock Incentive Plan and the 2014 Cash Incentive Plan, copies of which are filed as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 10.1	Bank of the Ozarks, Inc. 2014 Stock-Based Performance Award Plan

Exhibit 10.2	Bank of the Ozarks, Inc. 2014 Executive Cash Bonus Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANK OF THE OZARKS, INC.

Date: June 24, 2014	By:	/s/ Greg McKinney
	Name: Title:	Greg McKinney Chief Financial Officer and Chief Accounting Officer

INDEX TO EXHIBITS

Exhibit Number	Description

10.1	Bank of the Ozarks, Inc. 2014 Stock-Based Performance Award Plan

10.2	Bank of the Ozarks, Inc. 2014 Executive Cash Bonus Plan